Exhibit 99.1

Contact:	Michelle Manoff Rubenstein PR 212-843-8051 mmanoff@rubensteinpr.com

Immediate Release

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
MERGES WITH ACCESSMEDIA NETWORKS, INC. AND
PLANS NAME CHANGE TO BROADCASTER, INC.

Transaction transforms IMSI into an Internet media company
Broadband delivered video represents a fundamental paradigm change

NOVATO, Calif., August 8, 2005 - International Microcomputer Software, Inc. (OTCBB: IMSI) has agreed to merge with AccessMedia Networks, Inc., a leading platform for delivering real-time interactive media over the Internet. The merger with AccessMedia, which follows the company’s sale in July of its Allume Systems, Inc. subsidiary, accelerates IMSI’s transformation from a software company to an Internet media company. The merger is subject to IMSI stockholder approval and other customary closing conditions. Concurrent with the closing, International Microcomputer Software, Inc. will change its name to Broadcaster, Inc.(www.broadcaster.com).

Martin Wade, CEO of IMSI said, “We believe that the quickly evolving Internet-based media space presents opportunities for achieving substantial growth. The widespread adoption of broadband coupled with the convergence of media distribution formats will allow us to leverage AccessMedia’s leading ‘virtual set top box’ technology, extensive media content library, and unique Internet-based marketing skills to become a leading technology-based media entity.” New technologies make broadband an important conduit for richer media consumption and will continue to reshape the video distribution value chain. The AccessMedia virtual set top box technology has been in development over the past five years, with over 100,000 man hours of time invested.

AccessMedia’s Internet-based multi-channel strategy allows the delivery of content and entertainment that viewers increasingly demand what, where and when they want. AccessMedia’s unique virtual set top box accessible at www.accessmedia.tv allows viewers to readily organize and access the growing volumes of high quality content, utilizing its broad based search capabilities. These capabilities span AccessMedia’s proprietary media library, media under license, and media readily available on the Internet. IMSI plans to capitalize on the promising opportunities offered in interactive media. As part of this strategy, IMSI has entered into letters of intent to acquire proprietary content channels “America’s Biggest” (www.americasbiggest.com) and “Sonic Garden” (www.sonicgarden.com).

Martin Wade added, “We believe that the time is right to move in this direction. The convergence of broadband, technology, and content is now a reality. The crisp signals offered by virtue of widespread broadband adoption and our virtual set top box technology equates to an experience similar to that of cable television. People are increasingly comfortable utilizing technology to access programming. AccessMedia’s virtual set top box combines the immediacy and interactivity of the Web, in a format as simple to use as television. Recent announcements and transactions targeting online media by traditional media companies support our belief that viewers will migrate to an Internet-based delivery format.”

Viewers increasingly seek to control their experience - content, timing, and advertising. AccessMedia’s virtual set top box allows a viewer to customize his view to accommodate his specific tastes. Importantly, advertisers recognize the benefits from a viewer choosing his environment - one where only relevant and interesting advertising is selected. Further, the interactive nature of online media delivery allows a viewer to give real-time feedback on a variety of topics and immediately change his view to best suit his preferences.

IMSI’s proposed merger with AccessMedia has been approved by both companies’ boards of directors, but is subject to IMSI shareholder approval and other customary closing conditions. In the interim, IMSI and AccessMedia have entered into a joint operating agreement whereby IMSI will fund up to $3 million for the operations of AccessMedia. In connection with the merger, IMSI will issue 25 million shares at closing to AccessMedia's shareholders, representing approximately 43 percent of IMSI's outstanding stock at such time.  Following the closing, IMSI may issue up to 46 million additional shares if AccessMedia achieves certain revenue targets. The closing of the transaction is anticipated to occur in October, 2005. Concurrent with the closing, International Microcomputer Software, Inc. will change its name to Broadcaster, Inc.

About International Microcomputer Software, Inc.

International Microcomputer Software, Inc. is a technology-based media company, which has historically operated as a software company. Media and content will be offered over the Internet through the AccessMedia browser platform found at www.accessmedia.tv.

Safe Harbor Statement

In connection with the merger of International Microcomputer Software, Inc. (“IMSI”) and AccessMedia Networks, Inc. (“AccessMedia”), IMSI will file a proxy statement for IMSI’s special stockholder meeting with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by IMSI with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by IMSI with the Securities and Exchange Commission may also be obtained from IMSI by directing a request to Investor Relations at IMSI (telephone (415) 878-4000). IMSI and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from IMSI’s stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, will be set forth in a Schedule 14A to be filed with the SEC, and will be available free of charge at the SEC website and public reference rooms, and from the IMSI corporate secretary.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully complete the acquisition of AccessMedia, as well as risk factors set forth under “Factors Affecting Future Operating Results” in the company’s annual report on Form 10-KSB for the year ended June 30, 2004, and such other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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